950 Tower Lane
Suite 1050
Foster City, CA 94404
650-667-4085
www.mirumpharma.com

January 11, 2024

Joanne Quan, MD
[…***…]

Re:    Employment Terms
Dear Joanne,
It is my pleasure to offer you employment with Mirum Pharmaceuticals, Inc. (the “Company”) on the terms set forth in this offer letter (this “Offer Letter”). We are building the premier rare liver disease company and are excited to have you as part of the team.
The terms of the offer are as follows:
Title: Chief Medical Officer
Start Date: Tuesday, January 16, 2024
Responsibilities: You will be responsible for overseeing and managing the Company’s clinical development, clinical operations and safety functions, and you shall perform such duties as are customarily associated with your position. You will report to Chris Peetz, President and Chief Executive Officer.
Work Location and Schedule: You will work from our corporate office in Foster City, CA. During your employment, you shall be required to devote all of your business time, effort, ability, knowledge and attention to the Company’s business affairs and interests. This requirement does not foreclose you from serving on boards or engaging in consulting for other entities provided such service or consulting is preapproved in writing by the Company and consistent with the Duty of Loyalty limitations provided in Paragraph 4 of the Employee Confidential Information and Inventions Assignment Agreement.
Annual Salary: Your base salary will be $500,000 on an annualized basis, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule.
Annual Bonus: You will also be eligible to earn an annual performance bonus, with a target bonus of 45% of your annual base salary, based on the attainment of individual and/or Company objectives, and pro-rated for any partial year of employment.  The attainment of such objectives, and the actual amount (if any) of such bonus, will be determined by the Company in its sole discretion, and any such bonus will not be deemed earned unless you are an employee of the Company in good standing on the dates the bonus is determined and paid.
Stock Option Grant: As a material inducement to your acceptance of our offer of employment, subject to approval by the Company’s Board of Directors (the “Board”) (or its Compensation Committee), you will be granted (i) a stock option to purchase 75,000 shares of the Company’s common stock with an exercise price equal to the fair market value as determined by the Board as of the date of grant (the “Option”), and (ii) a restricted stock unit award covering 37,500 shares of the Company’s common stock (the “RSU”). Each of the anticipated Option and RSU will be governed by the terms and conditions of the Company’s 2019 Equity Incentive Plan or the 2020 Inducement Plan, or any predecessor plan that maybe in effect at the time of your start date, and your applicable grant agreement, and will include a four-year vesting schedule. 1/4th of the shares subject to the Option will vest one year after the vesting commencement date and the balance of the shares will vest in a series of 36 successive equal monthly installments measured from the first anniversary of the vesting commencement date, until either the Option is fully vested or your continuous service (as defined in the Plan) terminates, whichever occurs first. The shares subject to the RSU will vest in a series of three successive annual installments measured from the vesting commencement date, until either the RSU is fully vested or your continuous service (as defined in the Plan) terminates, whichever occurs first. Further, you will be granted a performance stock unit award covering 10,000 shares of the Company’s common stock (“PSU”), which PSU shall be governed by the terms and conditions of the Company’s 2019 Equity Incentive Plan and your applicable grant agreement, and which PSU shall also be subject to the performance-based, time-based and/or other vesting conditions determined by the Board (or its Compensation Committee).
Benefits: You shall be entitled to participate in any of the Company’s employee benefit plans or programs that become available to similarly situated employees of the Company to the full extent of your eligibility under such plans and programs. A full description of these benefits is available upon request. In addition, you will be eligible to participate in the Company’s Severance Benefit Plan for executives, as adopted and amended from time to time, pursuant to the terms of such plan and the signed Participation Agreement between you and the Company (if and as executed, the “Severance Plan Participation Agreement”).
Health Insurance: You will be entitled to participate in the Company’s health insurance programs to the full extent of your eligibility under such plans and programs.
This offer is contingent upon an acceptable background and reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.
The Company reserves the right to change or otherwise modify, in its sole discretion, any of the preceding terms of employment, including those related to salary, bonus plan, if applicable, and benefits at any time.
As a Company employee, you will be expected to abide by Company rules and policies. These include, but are not limited to, the Company’s Code of Conduct, Insider Trading Policy, and Window Period Policy. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.
In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.
Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.
To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Offer Letter, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), including claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief , the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Offer Letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
This Offer Letter, together with your Employee Confidential Information and Inventions Assignment Agreement and your Severance Plan Participation Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this Offer Letter, require a written modification signed by an officer of the Company. If any provision of this Offer Letter is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Offer Letter and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Offer Letter may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Please sign and date this Offer Letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me by Friday, January 12, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on Tuesday, January 16, 2024.
We look forward to your favorable reply and to a productive and enjoyable work relationship.
Sincerely,

/s/ Chris Peetz
Chris Peetz President and Chief Executive Officer

Understood and Accepted:

/s/ Joanne Quan	1/11/2024
Joanne Quan, MD	Date

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